Exhibit 99.1

MARYLAND GOVERNOR-ELECT WES MOORE STEPS DOWN FROM UNDER ARMOUR’S BOARD OF DIRECTORS

BALTIMORE, Nov. 11, 2022 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Wes Moore has stepped down from its Board of Directors effective immediately due to his election as governor of the state of Maryland.

“On behalf of the entire team, I’d like to congratulate Wes, and thank him for his dynamic leadership as well as the significant contributions he made as a member of Under Armour’s board of directors,” said Kevin Plank, Executive Chair and Brand Chief. “We wish him well as he embarks on this next chapter as the leader of the great state of Maryland.”

“It has been a pleasure serving on Under Armour’s board and sharing my passion for purpose and community with the brand,” said Wes Moore. “I look forward to seeing this iconic Maryland-based company continue to harness the power of sport to strengthen athletes and communities globally.”

Moore, the former CEO of the Robin Hood Foundation, joined the board in October 2020 and served as a member of the Corporate Governance and Sustainability Committee.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer, and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour's innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

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Under Armour Contacts:
Lance Allega Jessica Graves
SVP, Investor Relations & VP, Global Corporate Communications & Corporate Development Community Impact
(410) 246-6810 (570) 202-6995